Exhibit 10.56

MASTER RELATIONSHIP AGREEMENT

This Master Relationship Agreement (“MRA”) by and between GLASSHOUSE TECHNOLOGIES, INC. (“GlassHouse”), a Delaware corporation located at 200 Crossing Boulevard, Framingham, MA 01702, and DELL MARKETING, L.P. (“Dell Marketing”), a Texas limited partnership located at One Dell Way, Round Rock, Texas 78682, by and on behalf of Dell, Inc. and their respective subsidiaries and Affiliates (as defined below), is effective as of June 23, 2008 (the “Effective Date”).

SECTION 1. AGREEMENT STRUCTURE

1.1	Definitions. Capitalized terms used herein but not defined shall have the meanings set forth in Schedule A.

1.2 This MRA, together with all schedules attached hereto (“Schedules”) and Statements of Work shall be collectively referred to as the “Agreement.” The Agreement constitutes the entire agreement between the parties and supersedes all prior discussions, both oral and written, between the parties related to the subject matter of the Agreement that occurred prior to the Effective Date. For the sake of clarity, the Agreement has no impact on the Intellectual Property License Agreement, dated as of March 6, 2008, by and between the parties (the “IP License Agreement”); moreover, the parties acknowledge and agree that nothing in this Agreement shall supersede or amend the IP License Agreement.

1.3 The Agreement constitutes the terms and conditions under which Dell will purchase Services from GlassHouse, including, but not limited to, any Deliverables provided to Dell during the course of providing the Services.

1.4 The terms and conditions of the MRA apply to all Schedules, Dell PO(s), and Statements of Work for the purchase of Services. GlassHouse shall not provide Dell with any Services and Dell shall not be obligated to pay for any Services unless Dell and GlassHouse have executed a Statement of Work and Dell has issued a Dell PO for the applicable Services.

1.5 Unless expressly stated otherwise in a Statement of Work, in the event of conflict between the MRA and any Schedule or Statement of Work, the order of precedence shall be as follows: (i) the MRA, (ii) the Schedule, and then (iii) the Statement of Work. Any additional or conflicting terms contained in a Dell PO shall be void and have no effect. Notwithstanding the order of precedence above, if a Statement of Work explicitly identifies a provision in the MRA(other than those that involve indemnification or limitation of liability which may only be modified or superseded by an amendment to the MRA), that the parties intend to be superseded or modified by a provision in the Statement of Work, the provision in the Statement of Work shall prevail for purposes of that Statement of Work.

1.6 When a Dell entity desires to purchase Services, such Dell entity and GlassHouse will execute Statement of Work. Each Statement of Work shall expressly reference this MRA and all the terms and conditions of this MRA shall govern such Statement of Work. Once the applicable Statement of Work is executed, any other Dell entity may subsequently issue a Dell PO to purchase the Services described in the applicable Statement of Work; provided, however, that GlassHouse may accept or reject any Dell PO in its reasonable discretion. For purchases of

Services outside of the United States, a Statement of Work and/or Dell PO will be issued by the applicable local Dell entity to GlassHouse, or to such other GlassHouse Affiliate designated by GlassHouse. All Dell PO(s) will be governed by the terms and conditions of the MRA and the applicable Statement of Work and collectively shall be deemed a separate agreement between the applicable Dell and Glasshouse Entities. To the extent the parties’ Affiliates require additional or alternative terms and conditions than those contained in this MRA in order to comply with local country law or business practices, such alternative or additional terms shall be set forth in a “Country Unique Terms” section of the applicable Statement of Work.

SECTION 2. TERM AND TERMINATION

2.1 Term. Subject to the termination provisions in this MRA, the initial term of this MRA is for three (3) years beginning on the Effective Date. This MRA will automatically renew for additional, successive, one-year terms unless a party provides written notice of non-renewal to the other party at least 180 days before the end of the then current term.

2.2 Termination for Cause. Either GlassHouse or Dell may terminate this MRA or any Statement of Work for cause in the event of a material breach by the other party if such breach is not cured within thirty (30) days of receipt of written notice.

2.3 Termination for Change of Control. In the event of a Change of Control of either party (the “Acquired Party”) to a direct competitor of the other party, then at any time within twelve (12) months after the last to occur of events constituting such Change of Control, such other party may terminate each Statement of Work with respect to all or any part of the Services by giving the Acquired Party at least thirty (30) days prior written notice and designating a date upon which such termination shall be effective.

2.4 Termination for Convenience. Dell may terminate this MRA, including, but not limited to, any Statement of Work or Dell PO and/or Schedule at any time without cause for its convenience upon thirty (30) days written notice.

2.5 Effect of Termination. In the event that this MRA or any Statement of Work or Dell PO is terminated, Dell shall pay GlassHouse, at a minimum, for all Services provided and expenses incurred up to and including the effective date of termination, in accordance with the applicable Statement of Work.

2.6 Transition Plan. Upon the early termination of any Statement of Work, GlassHouse and Dell will promptly meet to negotiate in good faith a transition plan to deal with business that is ongoing or pending at such time (the “Transition Plan”). The objective of the Transition Plan will be to promptly unwind the relationship created under the Statement(s) of Work in a manner that causes the least disruption within the marketplace. It is contemplated that the Transition Plan will deal, among other things, with the fulfillment of pending orders and outstanding tenders, and the treatment of ongoing service and support, and payment terms.

2.7 Dispute Resolution. Prior to the commencement of any litigation relating to a Statement of Work, the senior management of both GlassHouse and Dell shall meet to attempt to resolve the dispute or disputes giving rise to such potential litigation. If the senior management cannot resolve the disputes, either GlassHouse or Dell may make a written demand for formal dispute resolution. Within thirty (30) days after such written demand, GlassHouse and Dell agree to meet for one day with an impartial mediator and consider dispute resolution alternatives other than litigation. The costs of engaging the mediator shall be shared equally. If an alternative method of dispute resolution is not agreed upon within thirty (30) days after the one-day mediation, either GlassHouse or Dell may begin litigation proceedings.

SECTION 3. PERSONNEL

3.1 Approval of Personnel. Reasonably prior to assigning an individual to perform Services under any Statement of Work and to the extent reasonably practicable under the circumstances, GlassHouse shall (i) notify Dell of the proposed assignment, (ii) introduce the individual to appropriate Dell representatives, (iii) provide reasonable opportunity for Dell representatives to interview the individual, and (iv) consistent with applicable law, provide Dell with a resume and such other information about the individual as may be reasonably requested by Dell. In addition, GlassHouse shall ensure that it has met all obligations under Dell’s U.S. Site Security and Environmental, Health, and Safety Addendum attached hereto as Schedule B with respect to personnel to be assigned hereunder. If Dell lawfully and in good faith objects to the proposed assignment, GlassHouse shall not assign the individual to that position and shall propose to Dell the assignment of another individual of suitable ability and qualifications.

3.2 Periodic Review. At Dell’s request from time to time, GlassHouse shall allow Dell the opportunity to conduct a review of the GlassHouse personnel performing Services under any Statement of Work and an opportunity to provide meaningful information to GlassHouse with respect to Dell’s evaluation of the performance of the GlassHouse personnel. GlassHouse (or the applicable subcontractor) shall appropriately take such evaluation into account in establishing bonus and other compensation for such individuals. During the term of any Statement of Work and unless otherwise permitted by that Statement or Work, GlassHouse shall not terminate or reassign (other than for cause) the personnel assigned under that Statement of Work.

3.3 Removal of Personnel. If Dell is dissatisfied with the performance or conduct of any GlassHouse personnel assigned to perform services under any Statement of Work, Dell may bring the matter to GlassHouse’s attention and provide a description of the problem or concern in reasonable detail, and GlassHouse will promptly discuss such concern with the employee and take appropriate remedial actions to coach, counsel or reassign such employee as determined by GlassHouse. If such remedial actions do not remedy Dell’s concern within thirty (30) days, Dell may require that GlassHouse remove such member from the performance of Services under that Statement of Work, and GlassHouse shall designate a suitable replacement in accordance with Section 3.1 as soon as reasonably possible.

3.4 No Joint Employment. The personnel deployed by GlassHouse will be and shall remain employees or contractors of GlassHouse, reporting solely to GlassHouse, and GlassHouse will provide for and pay the compensation and other benefits of such personnel, including salary, health, accident and worker’s compensation benefits and all taxes and contributions that an employer is required to pay with respect to the employment of employees. GlassHouse’s personnel performing Services shall have a duty of loyalty to GlassHouse. GlassHouse shall determine the terms of employment for its respective personnel in accordance with its standard practices, including hiring and firing. All GlassHouse personnel assigned to perform services under any Statement of Work shall be required to sign an acknowledgement in form reasonably acceptable to GlassHouse that provides that although such personnel may work with employees of Dell, (i) they are employees of GlassHouse only and (ii) they are expected to follow the policies, procedures and direction of GlassHouse.

SECTION 4. PRICE AND PAYMENT

4.1 Resources. Except as provided in each Statement of Work, GlassHouse and Dell each will provide the resources necessary for discharging its responsibilities under a Statement of Work at its own cost and expense.

4.2 Taxes. Unless otherwise agreed in each Statement of Work, all payments must be stated (and payments made) in United States dollars and are exclusive of applicable sales, use or similar taxes for which Dell is obligated to pay GlassHouse. Dell has no liability for any taxes based on GlassHouse’s assets or income or for which Dell has an appropriate resale or other exemption that has been provided to GlassHouse and is acceptable to the applicable taxing authority. Dell has the right to withhold any applicable taxes from any royalties or other payments due under each Statement of Work if required by any government authority. All amounts payable under each Statement of Work shall be exclusive of value added tax or analogous taxes (if any) which Dell shall pay at the rate applicable thereto from time to time. GlassHouse shall provide Dell with a valid value added tax invoice (applicable in the country of supply). GlassHouse and Dell will cooperate to ensure so far as possible that the VAT treatment of each Statement of Work is accepted by the relevant tax authorities, and will produce all necessary invoices, records and other documentation for this purpose. In addition, upon Dell’s request, GlassHouse shall bill Dell’s or its specified subsidiaries or Affiliates on a regional or local basis.

4.3 Travel Expenses. No travel or other expenses shall be reimbursed unless approved in writing in advance by Dell. Any approved travel shall only be reimbursed if compliant with the then current Dell Travel and Expenses Policy as provided to GlassHouse in advance either by written documentation or via Dell providing GlassHouse with an electronic link. Attached hereto as Schedule D is the Dell Travel and Expenses Policy in effect as of the Effective Date. Any travel requirements specifically described in any executed Statement of Work or otherwise approved in writing by Dell shall be deemed approved by Dell and shall be reimbursed by Dell so long as such travel is incurred in accordance with the Dell Travel and Expenses Policy.

4.4 Invoicing. All invoices provided to Dell will be accumulated, upon receipt, for a period from the 6th day of a month to the 5th day of the following month (the “Accumulation Period”). Dell will pay invoices received during the Accumulation Period net thirty (30) days from the end of the Accumulation Period (EOAP 30). No invoice can be dated prior to the date Services are accepted by Dell. GlassHouse agrees to use diligent efforts to invoice Dell within thirty (30) days after it has the right to invoice under the terms of each Statement of Work. If GlassHouse fails to invoice Dell for any amount within sixty (60) days after the date GlassHouse has the right to invoice Dell pursuant to the terms of the applicable Statement of Work, GlassHouse shall be deemed to have waived any right it may otherwise have to invoice for and collect such amount.

4.5 Comparable Pricing. GlassHouse covenants that the pricing for Services being accorded to Dell during the term of each Statement of Work will be no less favorable than the pricing being accorded to other customers of GlassHouse purchasing like quantities or less of services that are materially comparable to Services being provided to Dell. If at any time during the term of each Statement of Work, GlassHouse accords to any other such customer more favorable pricing for services substantially similar to those Services purchased by Dell, GlassHouse will immediately offer to sell such Services to Dell at pricing that is equivalent to the more favorable pricing accorded to such other customer.

SECTION 5. REPRESENTATIONS AND WARRANTIES

5.1 Dell Work Product. GlassHouse represents and warrants that all Deliverables provided by GlassHouse will conform to the specifications and descriptions set forth or referenced in each Statement of Work for a period of one hundred eighty (180) days after the date of delivery to Dell or the applicable customer, unless an alternative warranty period is expressly set forth in a Statement of Work.

5.2 Services. GlassHouse represents and warrants that all Services as provided by GlassHouse will be performed in a good and workmanlike manner by a skilled and qualified staff in accordance with prevailing industry standards and shall conform to all specifications and descriptions set forth in the applicable Statement of Work for a period of one hundred eighty (180) days after the date of delivery to Dell or the applicable customer, unless an alternative warranty period is expressly set forth in each Statement of Work.

5.3 Rights and License. GlassHouse represents and warrants that it has all the rights and licenses in the Services and Deliverables necessary to allow Dell, and, as applicable, the customer, to use such materials without restriction or additional charge as intended. The Deliverables shall not infringe or misappropriate any copyright, patent, trade secret, trademark or other intellectual property right of any third party.

5.4 Violation. Each party represents and warrants that this MRA (including without limitation the delivery of Deliverables) does not violate any applicable laws (including without limitation all applicable import or export regulations and all licensing or permitting requirements) or breach any other agreement to which such party is a party or bound.

5.5 Copyleft. GlassHouse represents and warrants that it shall not incorporate or commingle intellectual property that constitutes open source code governed under a license that effects Copyleft or any similar or broader license, such as a General Public License, in the development, installation or support of any Deliverable.

SECTION 6. INDEMNIFICATION

6.1 Dell Indemnification. Dell will defend, indemnify, and hold harmless GlassHouse and its directors, officers, employees, representatives, and agents (collectively “GlassHouse Indemnitees”) from and against any and all third-party claims, actions, demands, and legal proceedings (collectively “Claims”) and/or liabilities to third parties for damages, losses, judgments, authorized settlements, costs and expenses including, without limitation, reasonable attorneys’ fees (collectively “Damages”), arising out of or in connection with: (a) any alleged or actual infringement and/or misappropriation by Dell of any copyright, patent, trademark, trade secret or other proprietary or intellectual property right of any third party to the extent relating to any Dell Pre-existing IP; (b) any Claim that Dell has caused bodily injury including, without limitation, death or has damaged real or tangible personal property; (c) any violation by Dell of any governmental laws, rules, ordinances, or regulations; and/or (d) any Claim by or on behalf of Dell’s other subcontractors, suppliers, or employees for salary, wages, benefits or other compensation.

6.2 Glasshouse Indemnification. GlassHouse will defend, indemnify, and hold harmless Dell and its directors, officers, employees, representatives, customers and agents (collectively “Dell Indemnitees”), from and against any and all Claims and Damages arising out of or in connection with: (a) any negligent acts or omissions of GlassHouse or failure by GlassHouse to perform its obligations under this Agreement or a Statement of Work; (b) any alleged or actual infringement and/or misappropriation by GlassHouse and/or the Services and/or the Deliverables of any copyright, patent, trademark, trade secret or other proprietary or intellectual property right of any third party, provided, however, that GlassHouse shall have no liability or obligation to Dell hereunder with respect to any claim based upon (i) any use of the Deliverables not strictly in accordance with this MRA or the applicable Statement of Work, or (ii) use of any Deliverables in an application or environment or on a platform or with devices for which it was not designed or reasonably contemplated; (c) any Claim that GlassHouse and/or the Deliverables provided under each Statement of Work has caused bodily injury including, without limitation, death or has damaged real or tangible personal property; (d) any violation by GlassHouse of any governmental laws, rules, ordinances, or regulations; (e) any act of gross negligence or willful misconduct; and/or (f) any Claim by or on behalf of GlassHouse’s subcontractors, suppliers, or employees for salary, wages, benefits or other compensation.

6.3 Additional Obligations. If an infringement claim is made or appears likely to be made about the Deliverables, GlassHouse shall use reasonable efforts to (i) procure for Dell and customers, as applicable, the right to continue to use the applicable Deliverables; (ii) modify the Deliverables so that they are no longer infringing; or (iii) replace them with non-infringing Deliverables. If none of these alternatives is commercially reasonable, Dell shall cease its use of any affected Deliverables or return or destroy any affected Deliverables for a refund of the purchase price, pro-rated on a straight-line basis over a five (5) year period from the original delivery date.

6.4 Limitation on Indemnification. The party from whom indemnification is sought pursuant hereto (Indemnitor) shall have no liability or obligation to the party entitled to indemnification hereunder (an Indemnitee) to the extent that any claim, action or suit arises out of or results from (i) modifications, combinations or extensions of materials made available by the Indemnitor to the Indemnitee not created by the Indemnitor, (ii) the Indemnitee’s continuing allegedly infringing activity after being notified thereof or its continuing use of any version of the materials made available by the Indemnitor to the Indemnitee after being provided modifications that would have avoided the alleged infringement or (iii) any intellectual property right in which the Indemnitee has an interest or (iv) any Indemnitee’s negligence or misconduct.

6.5 Comparative Fault. Each party’s obligations in this SECTION 6 shall apply even if the Claim and/or Damages are due, or alleged to be due, in part to any concurrent negligence or other fault of the Indemnitee, breach of contract or warranty by the Indemnitee, or strict liability without regard to fault; provided, however, that the Indemnitor’s contractual obligations shall not extend to the percentage of the third party claimant’s Damages attributable to the Indemnitee’s negligence or other fault, breach of contract or warranty, or to strict liability imposed upon Indemnitee as a matter of law.

6.6 Indemnification Procedures. The following procedures will apply with respect to indemnification for Claims arising in connection with a Statement of Work:

(a) Promptly after receipt by the Indemnitee of written notice of the assertion or the commencement of any Claim, whether by legal process or otherwise, with respect to any matter within the scope of this SECTION 6, the Indemnitee will give written notice thereof to the Indemnitor and will thereafter keep the Indemnitor reasonably informed with respect thereto; provided, however, that the failure of the Indemnitee to give the Indemnitor such prompt written notice will not relieve the Indemnitor of its obligations hereunder except to the extent such failure results in prejudice to Indemnitor’s defense of such Claim. Within thirty (30) days following receipt of written notice from the Indemnitee relating to any claim, but no later than ten (10) days before the date on which any response to a complaint or summons is due, the Indemnitor will notify the Indemnitee in writing that the Indemnitor will assume control of the defense and settlement of such claim (the “Notice”).

(b) If the Indemnitor delivers the Notice relating to any Claim within the required notice period, the Indemnitor will be entitled to have sole control over the defense and settlement of such Claim; provided, however, that the Indemnitee will be entitled to participate in the defense of such claim and to employ legal advisers at its own expense to assist in the handling of such claim. After the Indemnitor has delivered a Notice relating to any claim in accordance with the preceding paragraph, the Indemnitor will not be liable to the Indemnitee for any legal expenses subsequently incurred by such Indemnitee in connection with the defense of such Claim.

(c) If the Indemnitor fails to assume the defense of any such Claim within the prescribed period of time, then the Indemnitee may assume the defense of any such Claim, the reasonable costs and expenses of which shall be deemed to be Damages. The Indemnitor will not be responsible for any settlement or compromise made without its consent, unless the Indemnitee has tendered notice and the Indemnitor has then failed to provide Notice and it is later determined that the Indemnitor was liable to assume and defend the Claim.

(d) The Indemnitee will provide reasonable assistance to the Indemnitor (at the Indemnitor’s expense), including reasonable assistance from the Indemnitee’s employees, agents, independent contractors and Affiliates, as applicable. Notwithstanding any provision of this Section 6 to the contrary, the Indemnitor will not consent to the entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting the Indemnitee without the prior written consent of the Indemnitee, which consent will not be unreasonably withheld or delayed.

SECTION 7. LIMITATION OF LIABILITY

7.1	Limitation of Liability. Except as provided in Section 7.2 hereof, (i) the liability of each party to the other for direct damages in connection with any and all claims, acts or omissions, and causes of action arising under or related to this Agreement and/or any Statement of Work entered into hereunder shall not exceed, in the aggregate, an amount equal to the aggregate amount paid or payable under this Agreement during the then most current trailing 12 month period, and (ii) neither party will be liable to the other for any indirect, incidental, special, punitive or consequential damages of any type including, without limitation, lost profits and lost sales, arising out of or in connection with the Agreement even if advised or aware of the possibility of such damages and even if the other party asserts or establishes a failure of the essential purpose of any limited remedy provided in this Agreement.

7.2	Exclusions. The aggregate cap on direct damages and general exclusion of indirect, incidental, special, punitive or consequential damages of any type, including without limitation, lost profits and lost sales, set forth in the limitation of liability provisions of Section 7.1 of this Agreement will not apply with respect to the following:

(a)	GlassHouse Exclusions. GlassHouse shall be fully liable for all such damages to the extent arising from (i) any breach of its confidentiality obligations hereunder, (ii) any damage to real or tangible personal property, (iii) any violation of any governmental laws, rules, ordinances, or regulations, (iv) any act of gross negligence or willful misconduct, and/or (v) any claim for indemnity obligations arising under Section 6.2; provided, however, that any claim for indemnity arising under Section 6.2(a) shall be subject to a cap equal to the aggregate amount paid or payable under this Agreement during the then most current trailing 12 month period.

(b)	Dell Exclusions. Dell shall be fully liable for all such damages arising from (i) any breach of its confidentiality obligations hereunder, (ii) any damage to real or tangible personal property, (iii) any violation of any governmental laws, rules, ordinances, or regulations (iv) any acts of gross negligence or willful misconduct, and/or (v) any claim for indemnity obligations arising under Section 6.1.

SECTION 8. INTELLECTUAL PROPERTY RIGHTS

8.1 Pre-existing Intellectual Property. GlassHouse and Dell each shall retain ownership of all right, title and interest in its Pre-existing IP, subject to any license grants under the IP License Agreement.

8.2 GlassHouse Intellectual Property. All intellectual property developed, conceived, or reduced to practice by GlassHouse during the performance of Managed Services or Other Services (collectively with GlassHouse’s Pre-existing IP, the “GlassHouse IP”) shall be owned by GlassHouse, subject to any license grants under the IP License Agreement.

8.3 Dell Work Product. Except for GlassHouse IP or intellectual property licensed to GlassHouse that is incorporated in or used in the performance of the Services or the development of the Deliverables that result from the Services, GlassHouse agrees that any intellectual property conceived or reduced to practice during the performance of Development Services shall be fully owned by and constitute the work product of Dell (the “Dell Work Product”).

8.4 Licensed Materials. To the extent that the Dell Work Product incorporates, or any Deliverable requires Dell to use, GlassHouse IP that is not already subject to the license grant in the IP License Agreement or intellectual property licensed to GlassHouse from a third party (collectively “Licensed Materials”), then in accordance with and subject to all applicable terms and conditions in this MRA, GlassHouse hereby grants to Dell a perpetual, irrevocable, non exclusive, worldwide, royalty free, fully paid up license to: (i) use, make, have made, sell, execute, reproduce, display, perform, prepare derivative works based upon, and distribute (internally and/or externally) copies of the Licensed Materials and their derivative works; and (ii) authorize others to do any, some, or all of the foregoing.

8.5 Work For Hire. All Dell Work Product is solely and exclusively the property of Dell. To the extent any Dell Work Product qualifies as a “work made for hire” under applicable copyright law, it will be considered a work made for hire and the copyright will be owned solely and exclusively by Dell. To the extent that any Dell Work Product is not considered a “work made for hire” under applicable copyright law, GlassHouse hereby assigns and transfers all of its right, title and interest in and to the Dell Work Product to Dell. Furthermore, GlassHouse shall ensure that its employees, subcontractors, representatives, agents or other contractors engaged to perform Services hereunder comply with the terms of each Statement of Work including, but not limited to, this Section 8.4.

8.6 Disclosure of Dell Work Product. GlassHouse will, as part of the Dell Work Product, disclose promptly in writing to Dell all of the Dell Work Product and document all intellectual property rights as Dell personnel may direct. Furthermore, GlassHouse shall, upon request, provide to Dell all of the Dell Work Product.

8.7 Further Assurances. GlassHouse agrees to take any action and fully cooperate with Dell as Dell may request to effect the provisions of this SECTION 8.

8.8 Residuals. Subject to each party’s confidentiality obligations, and to each party’s rights in intellectual property as described in this MRA: (a) nothing in this MRA shall preclude either GlassHouse or Dell from independently developing or providing for itself, or for others, materials that are competitive with the products and services of the other party, irrespective of their similarity to any products or services offered by the other party in connection with a Statement of Work; and (b) GlassHouse and Dell each shall be free, subject to the other party’s rights in intellectual property, to use its general knowledge, skills and experience, and any ideas, concepts, know-how and techniques within the scope of its business that are used or developed in the course of undertaking a Statement of Work by such party, and GlassHouse and Dell each shall remain free to provide products and services to any customer or prospective customer so long as the terms of this MRA are not violated.

SECTION 9. CONFIDENTIALITY

9.1 Scope. The term “Confidential Information” means, to the extent previously, presently or subsequently disclosed by or for GlassHouse to Dell or Dell to GlassHouse, all financial, business, legal and technical information of either Party or any of its Affiliates, suppliers, customers and employees (including information about research, development, operations, marketing, transactions, discoveries, inventions, methods, processes, materials, algorithms, software, specifications, designs, drawings, data, strategies, plans, prospects, know-how and ideas) that is marked or otherwise identified as proprietary or confidential at the time of disclosure, or which by its nature would be understood by a reasonable person to be proprietary or confidential. Confidential Information shall not include any information that (a) was rightfully known by the receiving party without restriction before receipt from the disclosing party, (b) is rightfully disclosed to the receiving party by a third party without restriction, (c) is or becomes generally known to the public without violation of any Statement of Work, or (d) is independently developed by the receiving party without reliance on or reference to such information.

9.2 Restrictions. GlassHouse and Dell agree (a) not to copy or use Confidential Information except and only for the purposes of the applicable Statement of Work, but not for any other purpose, (b) to maintain it as confidential, and exercise reasonable precautions to prevent unauthorized access, use or disclosure and (c) not to disclose the Confidential Information to any third party other than its employees, contractors and sublicensees who have a legitimate need to know for the purposes contemplated by the applicable Statement of Work and who are bound by written agreements that are at least as protective of the Confidential Information as the restrictions herein. The confidentiality obligations of the Statement of Work, as they apply to Confidential Information disclosed prior to termination, will survive termination for a period of 3 years; provided, however, that each party’s obligations hereunder shall survive and continue in effect thereafter with respect to any Confidential Information that is a trade secret under applicable law. As soon as reasonably practicable upon the disclosing party’s request at any time, the receiving party shall return to the disclosing party or destroy all then existing originals and copies of any Confidential Information provided to the other party solely in connection with the performance of this Statement of Work and destroy all information, records and materials developed therefrom.

9.3 Compelled Disclosures. These restrictions will not prevent either party from complying with any law, regulation, court order or other legal requirement that purports to compel disclosure of any Confidential Information or the terms and conditions of any Statement of Work. The receiving party will promptly notify the disclosing party upon learning of any such legal requirement, and cooperate with the disclosing party in the exercise of its right to protect the confidentiality of the Confidential Information before any tribunal or governmental agency. Each party may provide a copy of any Statement of Work or otherwise disclose its terms and conditions in connection with any financing transaction or due diligence inquiry, subject to obligations of confidentiality applicable to the recipient. Prior to any disclosure of this Statement of Work or its terms and conditions to a third party, the party planning such disclosure shall notify the other party and allow the other party any opportunity to recommend redactions of certain information, which recommendations shall not be unreasonably refused.

9.4 Customer Information. GlassHouse understands that Dell may not be able to provide GlassHouse with any third party (including customer) confidential information and that GlassHouse may be required to enter into a separate confidentiality agreement with any potential customer in order to obtain any Confidential Information regarding such customer under each Statement of Work.

SECTION 10. INSURANCE

10.1 General. In performance of the obligations under a Statement of Work, GlassHouse agrees to comply with the provisions regarding insurance coverage set forth in this SECTION 10.

10.2 Ratings. GlassHouse shall obtain and at all times during the term of any Statement of Work maintain at its own expense, with insurance companies rated “A” or better by AM Best the following types and levels of minimum insurance coverages:

10.3 Worker Compensation. Statutory workers compensation insurance in the state(s) or jurisdiction in which GlassHouse’s employees perform services for Dell, and employer’s liability insurance with limits of not less than $500,000: (i) for each accident; and (ii) for each employee for occupational disease (policy limit for disease). GlassHouse hereby waives all claims and causes of action against Dell, its officers, directors and employees for any and all injuries suffered by GlassHouse’s employees.

10.4 Commercial General Liability. Commercial General Liability insurance with limits for bodily injury and property damage liability of not less than $1,000,000 personal injury each occurrence, $2,000,000 general aggregate and products/completed operations coverage which shall include premises/operations liability. This policy shall include a waiver of subrogation in favor of Dell; will be endorsed to include Dell as additional insured; and will contain cross-liability and severability of interest coverage.

10.5 Business Automobile Liability. Business automobile liability insurance with a limit of not less than $1,000,000 per occurrence for bodily injury and property damage liability written to cover all owned, hired and non-owned automobiles arising out of the use thereof by or on behalf of the GlassHouse and its employees. This policy shall include a waiver of subrogation in favor of Dell.

10.6 Professional Liability / Errors & Omissions. Professional Liability/Errors & Omissions (E&O) insurance with limits of not less than $10,000,000 each occurrence, $10,000,000 general aggregate.

10.7 Certification of Insurance. Prior to the commencement of any work or service as provided for in each Statement of Work, GlassHouse shall furnish to Dell insurance certificates on standard Acord form, endorsements, or evidence of coverage signed by authorized representatives of the companies providing the coverage required under the terms of this MRA. All policies providing coverage shall contain provisions that no cancellation, non-renewal or material changes in the policy shall become effective, except on thirty (30) days written notice thereof to Dell. Upon request and without expense, GlassHouse shall furnish Dell with certified copies of said insurance policies signed by authorized representatives of the insurance companies providing the coverage as required in each Statement of Work.

10.8 Material Terms. Failure to secure the insurance coverages, or the failure to comply fully with any of the insurance provisions of these this MRA as may be necessary to carry out the terms and provisions of this MRA shall be deemed to be a material breach of this MRA. The lack of insurance coverage does not reduce or limit GlassHouse’s responsibility to indemnify Dell as set forth in this MRA. Any and all deductibles and premiums associated with the above described insurance policies shall be assumed by, for the account of, and at the sole risk of GlassHouse.

10.9 Changes to Insurance Requirements. Dell reserves the right to review the insurance coverage requirements of this MRA and to make reasonable adjustments to such requirements or to require other types of policies to support the level of Services being performed by GlassHouse or the purchases being made by Dell from GlassHouse at any time, at GlassHouse’s sole cost, unless otherwise agreed to by Dell.

SECTION 11. GENERAL

11.1 Governing Law; Venue. EACH PARTY IRREVOCABLY SUBMITS AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE AND THE DELAWARE STATE COURTS, AND HEREBY AGREES THAT SUCH COURTS SHALL BE THE EXCLUSIVE PROPER FORUM FOR THE DETERMINATION OF ANY DISPUTE ARISING HEREUNDER. THE AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUSIVE OF ANY PROVISIONS OF THE UNITED NATIONS CONVENTION ON THE INTERNATIONAL SALE OF GOODS AND WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Prior to either party commencing litigation, with respect to disputes under the Agreement, the parties shall have executives on both companies meet to determine resolution to the dispute.

11.2 Survival. Upon any expiration or termination of any Statement of Work, all rights and obligations of GlassHouse and Dell thereunder shall cease, except that all obligations that accrued prior to the effective date of termination (including without limitation, payment obligations for Services performed and non-cancelable expenses incurred prior to the effective date of termination, but, with respect to non-cancelable expenses, only to the extent the payment of the same upon expiration or termination is expressly provided for in the Statement of Work) and any remedies for breach shall survive. Regardless of the circumstances of termination or expiration of a Statement of Work, or portion thereof, the provisions of SECTIONS 5 (REPRESENTATIONS AND WARRANTIES), 6 (INDEMNIFICATION), 7 (LIMITATION OF LIABILITY), 8 (INTELLECTUAL PROPERTY RIGHTS), 9 (CONFIDENTIALITY), and 11 (GENERAL) of this MRA will survive the termination or expiration and continue according to their terms.

11.3 Supplier Diversity. Dell supports the development of a diverse marketplace through our development of a diverse supply chain. Since Dell transacts business with the United States federal government, state/local governments, and several Fortune 500 companies, the Equal Opportunity Clauses at 41 CFR sections 60-1.4(a), 60-250.5(a) and 60-741.5(a) are hereby incorporated and, if applicable, GlassHouse will comply with FAR 52.212-3, Offer or Representations and Certifications-Commercial Items, and FAR 52.219-8 and FAR 52-219-9,

Utilization of Small Business Concerns. If subcontractors are engaged to provide any Services pursuant to this Statement of Work, GlassHouse will use commercially reasonable efforts to engage businesses that are (i) certified as minority or women owned by a third party certification agency acceptable by Dell, (ii) business concerns that are fifty-one percent owned, controlled, operated and managed by women or members of a minority group including African Americans, Hispanic Americans, Native Americans, Asian Indian Americans, Asian-Pacific Americans, or (iii) meets the criteria of a small business as defined by the guidelines of the Small Business Administration this includes, but is not limited to veteran, hubzone, 8(a), disadvantaged and woman owned businesses (“Supplier Diversity”). GlassHouse agrees to maintain accurate records illustrating that they have a Supplier Diversity plan in place, records are being maintained, and as needed will be reported to Dell. GlassHouse agrees to also cooperate in any Dell Supplier Diversity studies or surveys as may be required. In the event GlassHouse is considered a Diverse Supplier, GlassHouse must register with Dell’s Supplier Diversity program at www.dell.com (click About Dell, click Supplier Diversity). GlassHouse must comply with Dell’s Supplier Diversity policies and procedures as well as comply, in a timely manner, with any reasonable request or requirement from Dell’s Supplier Diversity office (for example, second tier reporting). Second tier reports are to be submitted within 15 business days after the close of each calendar period. GlassHouse must comply with the following Supplier Principles which may be changed from time to time by Dell: http://www1.us.dell.com/content/topics/global.aspx/corp/sup_prince/en/commit?c=us&l=en&s=corp).

11.4 Record Retention. GlassHouse will maintain accurate and legible records for a period of five (5) years from the date of completion of the applicable Services and, subject to the provisions of Section 9, will grant to Dell, or its designee, reasonable access to and copies of, any information reasonably requested by Dell with respect to GlassHouse’s performance under a Statement of Work.

11.5 No Requirements; No Supply. Except as provided in a Statement of Work, nothing in this Statement of Work requires either GlassHouse or Dell to purchase from or sell to the other party any or all of its requirements or capacity for hardware, software or services whether or not the same or similar to the Services provided hereunder. GlassHouse will cooperate and work with Dell and any other service providers that Dell may engage in connection with the provision of the Services.

11.6 Non-Exclusivity. This Statement of Work does not create an exclusive relationship between GlassHouse and Dell. Notwithstanding anything in each Statement of Work to the contrary, GlassHouse and Dell remain free, at its sole discretion, to pursue any specific opportunity or opportunities in any or all market segments and/or geographies independently or with a third party. GlassHouse and Dell are independent contractors and neither GlassHouse nor Dell is an employee, agent, servant, representative, partner, or joint venturer of the other or has any authority to assume or create any obligation or liability of any kind on behalf of the other.

11.7 Waivers. No waiver of any term or condition is valid unless in writing and signed by authorized representatives of both parties, and will be limited to the specific situation for which it is given. Use of pre-printed forms, including, but not limited to email, purchase orders, shrink-wrap or click-wrap agreements, acknowledgements or invoices, is for convenience only and all pre-printed terms and conditions stated thereon, except as specifically set forth in the MRA, are void and of no effect. No amendment or modification to the Agreement will be valid unless set forth in writing and signed by authorized representatives of both parties. The Agreement may not be assigned by GlassHouse in whole or in part, even by operation of law, in a merger or stock or asset sale, without the express written permission of Dell. Any attempt to do so will be null and void.

11.8 Notice Delivery. Any notice required or permitted by the Agreement must be in writing in English and delivered by certified or registered mail, return receipt requested, postage prepaid and addressed as follows or to such other addresses as may be designated by notice from one party to the other, all such notices being effective on the date received: If to Dell: Dell, One Dell Way, Round Rock, Texas 78682, Attn: VP, General Procurement, cc: General Counsel; and, If to GlassHouse: 200 Crossing Boulevard, Framingham, MA 01702, Attn: CEO .

11.9 Violations. Whenever possible, each provision of the Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of the Agreement is found to violate a law, it will be severed from the rest of the Agreement and ignored and a new provision deemed added to the Agreement to accomplish, to the extent possible, the intent of the parties as evidenced by the provision so severed. The headings used in the Agreement have no legal effect.

11.10 Non-Exclusivity of Rights. Except as may be otherwise provided in the Agreement, the rights or remedies of the parties hereunder are not exclusive, and either party is entitled alternatively or cumulatively, subject to the other provisions of the Agreement, to damages for breach, to an order requiring specific performance, or to any other remedy available at law or in equity. Neither party or its subsidiaries or affiliates will bring a claim under the Agreement more than two (2) years after becoming aware of the events giving rise to the cause of action.

11.11 Execution of MRA. This MRA may be signed in one or more counterparts, each of which will be deemed to be an original and all of which when taken together will constitute the same agreement. Both parties agree that the receipt of a facsimile signature in the space provided below will represent final execution and acceptance of the terms and conditions contained in the MRA. Any copy of this MRA made by reliable means (e.g. photocopy or facsimile) shall be considered an original.

11.12 Exports. GlassHouse and Dell acknowledge that the Services and/or transactions contemplated by this Agreement, which may include technology and software, are subject to the customs and export control laws and regulations of the United States (“U.S.”) and may also be subject to the customs and export laws and regulations of other countries. Each party agrees to abide by those laws and regulations. Further, under U.S. law, the Services and any products applicable may not be sold, leased or otherwise transferred to restricted end-users or to restricted countries. In addition, the Services may not be sold, leased or otherwise transferred to, or utilized by an end-user engaged in activities related to weapons of mass destruction, including without limitation, activities related to the design, development, production or use of nuclear weapons, materials, or facilities, missiles or the support of missile projects, and chemical or biological weapons.

By signing below, the parties are agreeing to the terms and conditions contained in this Master Relationship Agreement.

DELL MARKETING L.P.	GLASSHOUSE TECHNOLOGIES, INC.

By:	By:
Name:	Name:
Title:	Title:

SCHEDULE A

DEFINITIONS

“Acquired Party” shall have the meaning set forth in Section 2.3.

“Affiliate(s)” of a party shall mean any and all Entities, now or in the future and for so long as the following ownership and control exists, that: (i) own or control, directly or indirectly, the party; (ii) are owned or controlled by, or under common control with, directly or indirectly, the party; or (iii) are owned or controlled, directly or indirectly, by a Parent Company. For purposes of the preceding sentence, “own or control” shall mean: (A) if the Entity has voting shares or other voting securities, ownership or control (directly or indirectly) of more than fifty percent (50%) of the outstanding shares or securities entitled to vote for the election of directors or other similar managing authority for such Entity; or (B) if the Entity does not have voting shares or other voting securities, ownership or control (directly or indirectly) of more than fifty percent (50%) of the ownership interest representing the right to make decisions for such Entity.

“Agreement” shall have the meaning set forth in Section 1.2.

“Change of Control” shall mean, with respect to a party, a change in Control of such party (or that portion of such party’s business to which the Agreement relates) or, if such party is not the ultimate Parent Company, such party’s ultimate Parent Company, where such Control is acquired, directly or indirectly, in a single transaction or series of related transactions, or all or substantially all of the assets of such party (or that portion of such party’s business to which the Agreement relates) are acquired by any entity that was not previously an Affiliate of such party, or such party (or that portion of such party’s business to which the Agreement relates) merges with another entity and does not constitute the surviving corporation of such merger.

“Claims” shall have the meaning set forth in Section 6.1.

“Confidential Information” shall have the meaning set forth in Section 9.1.

“Control” shall mean (i) the legal or beneficial ownership, directly or indirectly, of (A) at least fifty percent (50%) of the aggregate of all equity securities of an entity or (B) equity securities having the right to at least fifty percent (50%) of the profits of an entity or, in the event of dissolution, to at least fifty percent (50%) of the assets of an entity; (ii) the right to appoint, directly or indirectly, a majority of the board of directors (or other comparable managers); or (iii) the right to control, directly or indirectly, the management or policies of the entity, whether through the ownership of voting securities, by contract or otherwise.

“Copyleft” means a licensing model that permits anyone to use, modify or redistribute software, subject to a condition of use, modification, and/or distribution of such software, whereby such software and/or any other software incorporated into such software, derived from or distributed with such software be (i) disclosed or distributed in source code form to the public, (ii) licensed to the public for the purpose of making derivative works or (iii) re-distributed to anyone at no charge.

“Damages” shall have the meaning set forth in Section 6.1.

“Deliverables” shall mean any software, documentation or other deliverables provided to Dell during the course of providing the Services, excluding any materials provided to GlassHouse by Dell for inclusion in such deliverables.

“Dell” shall mean Dell Marketing and its Affiliates.

“Dell Indemnitees” shall have the meaning set forth in Section 6.2.

“Dell Marketing” shall have the meaning set forth in the preamble.

“Dell PO” shall mean a purchase order issued by Dell pursuant to any Statement of Work.

“Dell Work Product” shall have the meaning set forth in Section 8.3.

“Development Services” shall mean services provided by GlassHouse to Dell whereby GlassHouse is developing certain Dell Work Product for Dell as expressly set forth in a Statement of Work.

“Effective Date” shall have the meaning set forth in the preamble.

“Entity” shall mean a corporation, association, partnership, business trust, joint venture, limited liability company, proprietorship, unincorporated association, individual or other entity that can exercise independent legal standing.

“GlassHouse Indemnitees” shall have the meaning set forth in Section 6.1.

“GlassHouse IP” shall have the meaning set forth in Section 8.2.

“GlassHouse” shall have the meaning set forth in the preamble.

“IP License Agreement” shall have the meaning set forth in Section 1.2.

“Licensed Materials” shall have the meaning set forth in Section 8.4.

“Managed Services” shall mean the management and support by GlassHouse of Dell’s day to day administrative, information technology or management functions as detailed in any Statement of Work.

“MRA” shall have the meaning set forth in the preamble.

“Notice” shall have the meaning set forth in Section 6.6(a).

“Other Services” shall mean all services provided by GlassHouse to Dell as set forth in any Statement of Work other than Managed Services or Development Services.

“Parent Company” shall mean any Entity that owns or controls (directly or indirectly) more than fifty percent (50%) of the outstanding shares or securities representing the right to vote for the election of directors or other managing authority of a party.

“Pre-existing IP” means, with respect to each of GlassHouse and Dell, any intellectual property (i) owned by GlassHouse or Dell, respectively, prior to entering into this MRA; (ii) developed or acquired by GlassHouse or Dell, respectively, other than in the course of performing services under this MRA; and (iii) derivatives, improvements or modifications of the foregoing.

“Schedule” shall have the meaning set forth in Section 1.2.

“Services” shall mean Development Services, Managed Services and Other Services, collectively.

“Statement of Work” shall mean a written statement of work specifically referencing this MRA that is mutually agreed between the parties and executed by the authorized representatives of both parties.

“Supplier Diversity” shall have the meaning set forth in Section 11.3.

“Transition Plan” shall have the meaning set forth in Section 2.5.

SCHEDULE B

U.S. Site Security and Environmental, Health, and Safety Addendum

SCHEDULE C

INFORMATION PRIVACY AND SECURITY SCHEDULE ADDENDUM

SCHEDULE D

DELL TRAVEL AND EXPENSES POLICY